Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, January 30, 2020 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal first quarter ended December 31, 2019.

Consolidated revenue of $548.4 million increased 7% compared to the prior year quarter revenue of $510.5 million.

Net income totaled $10.6 million, or $0.24 per share, compared to $8.8 million, or $0.21 per share, in the prior year quarter. Current year results included restructuring charges of $6.4 million ($4.1 million, net of tax, or $0.09 per share) and discrete and certain other tax provisions, net, that affect comparability of approximately $0.8 million or $0.02 per share. Prior year quarter results included discrete and certain other tax provisions, net, that affect comparability of $0.5 million or $0.01 per share. Excluding these items, current year Adjusted income was $15.6 million, or $0.36 per share compared to $9.2 million, or $0.22 per share, in the prior year quarter, a 64% increase.

Adjusted EBITDA was $55.2 million, increasing 22% from the prior year quarter of $45.4 million. Unallocated amounts (primarily corporate overhead) in the first quarter of 2020 and 2019 were $11.9 million and $11.3 million, respectively. Adjusted EBITDA excluding unallocated amounts totaled $67.1 million in the first quarter of 2020, increasing 18% from the prior year of $56.6 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure).

Ronald J. Kramer, Chairman and Chief Executive Officer, commented "We had a strong start in our first quarter of 2020. Our team is executing on our strategic plan to drive enhanced cash generation and margin expansion. We are confident that our optimization initiatives are positioning Griffon for future growth through the balance of fiscal 2020 and beyond."

Segment Operating Results
Consumer and Professional Products ("CPP")
CPP revenue in the current quarter totaling $241.1 million increased 11% from the prior year quarter, driven by increased revenue from volume of 7% and pricing and mix of 5%, partially offset by a 1% unfavorable impact due to foreign exchange.

CPP Adjusted EBITDA in the current quarter was $21.9 million, increasing 7% from the prior year quarter primarily due to the increased revenue, partially offset by increased tariffs. Adjusted EBITDA margin was 9.1% in the current quarter compared to 9.5% in the prior year quarter.

On November 29, 2019, AMES acquired Vatre Group Limited ("Apta"), a leading United Kingdom supplier of innovative garden pottery and associated products sold to leading UK and Ireland garden centers for $10.5 million. This acquisition broadens AMES' product offerings in the market and increases its in-country operational footprint. Apta is expected to contribute approximately $15 million in annualized revenue and to be accretive to Griffon’s earnings in the fiscal year ending September 30, 2020.

Strategic Initiative

In November 2019, Griffon announced the development of a new next-generation business platform for CPP to enhance the growth, efficiency, and competitiveness of its U.S. operations.

This initiative includes three key development areas. First, multiple independent information systems will be unified into a single data and analytics platform which will serve the whole CPP U.S. enterprise. Second, certain CPP U.S. operations will be consolidated to optimize facilities footprint and talent. Third, strategic investments in automation and facilities expansion will be made to increase the efficiency of our manufacturing and fulfillment operations, and support e-commerce growth.

The roll-out of the new business platform will occur over approximately a three-year period, with completion expected by the end of calendar 2022. When fully implemented, these actions will result in an annual cash savings of $15 million to $20 million, and a $20 million to $25 million reduction in inventory, both based on operating levels at the beginning of the initiative.

The cost to implement this new business platform, over the three-year duration of the project, will include approximately $35 million of one-time charges and approximately $40 million in capital investments. The one-time charges are comprised of $16 million of cash charges, which includes $12 million personnel-related costs such as training, severance, and duplicate personnel costs as well as $4 million of facility and lease exit costs. The remaining $19 million of charges are non-cash and are primarily related to asset write-downs.

In addition to the growth, efficiency and competitive benefits, this initiative is intended to increase our operating margin and free cash flow.

In connection with this initiative, during the quarter ended December 31, 2019, CPP incurred pre-tax restructuring and other related exit costs approximating $6.4 million, comprised of cash charges of $2.2 million and non-cash, asset-related charges of $4.2 million; the cash charges included $2.1 million for one-time termination benefits and other personnel-related costs and $0.1 million for facility exit costs.

Home and Building Products ("HBP")
HBP revenue in the current quarter totaling $241.4 million increased 8% from the prior year quarter, due to increased volume of 5% with an additional 3% due to favorable mix and pricing.

HBP Adjusted EBITDA in the current quarter was $40.7 million, increasing 30% from the prior year quarter.
The favorable variance resulted primarily from the increased revenue noted above including volume related benefits on absorption and improved operational efficiencies. Adjusted EBITDA margin was 16.9% in the current quarter compared to 14.0% in the prior year quarter.

Defense Electronics ("DE")
DE revenue in the current quarter totaled $66.0 million, decreasing 7% from the prior year quarter, due to decreased Multi-Mode airborne maritime surveillance systems, partially offset by increased volume of ground and airborne maritime surveillance radars.

DE Adjusted EBITDA in the current quarter was $4.5 million, decreasing 6% from the prior year quarter, primarily driven by the reduced sales volume, partially offset by the timing of research and development and bid and proposal efforts and timing of awards. Adjusted EBITDA margin was 6.8% in both first quarters of 2020 and 2019.

Contract backlog was $370 million at December 31, 2019, compared to $389 million at September 30, 2019, with 74% expected to be fulfilled in the next 12 months. During the year, DE was awarded several new contracts and received incremental funding on existing contracts approximating $47 million, which translates into a book to bill ratio of 0.7; the trailing twelve month book-to-bill ratio was 1.0.

Taxes
In the quarter ended December 31, 2019, the Company reported pretax income for the quarters ended December 31, 2019 and 2018 and recognized a tax provision of 37.4% compared to 37.3%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended December 31, 2019 and 2018 were 33.3% and 34.0%, respectively.

Balance Sheet and Capital Expenditures
At December 31, 2019, the Company had cash and equivalents of $64.8 million and total debt outstanding of $1.15 billion, resulting in a net debt position of $1.08 billion. $228.8 million was available for borrowing under the revolving credit facility subject to certain loan covenants. Capital expenditures were $13.0 million for the quarter ended December 31, 2019.

Share Repurchases
In each of August 2016 and August 2018, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the current quarter, there were no stock repurchases. At December 31, 2019, $58.0 million remained under existing Board authorizations.

Conference Call Information
The Company will hold a conference call today, January 30, 2020, at 4:30PM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13698125. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Thursday, January 30, 2020 at 7:30 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13698125. The replay will be available through Thursday, February 13, 2020 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon's Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including the impact from tariffs; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy; Griffon's ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, the Tax Cuts and Jobs Act of 2017. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•
CPP conducts its operations through AMES. Founded in 1774, AMES is the leading North American manufacturer and a global provider of branded consumer and professional tools and products for home storage and organization, landscaping, and enhancing outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including True Temper, AMES, and ClosetMaid.

•
HBP conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America.  Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

•
Defense Electronics conducts its operations through Telephonics Corporation, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	For the Three Months Ended December 31,
REVENUE	2019	2018
Consumer and Professional Products	$241,076	$216,474
Home and Building Products	241,381	223,295
Defense Electronics	65,981	70,753
Total consolidated net sales	$548,438	$510,522

ADJUSTED EBITDA
Consumer and Professional Products	$21,926	$20,565
Home and Building Products	40,701	31,295
Defense Electronics	4,475	4,785
Total	67,102	56,645
Unallocated amounts, excluding depreciation*	(11,942)	(11,264)
Adjusted EBITDA	55,160	45,381
Net interest expense	(15,950)	(16,331)
Depreciation and amortization	(15,825)	(15,085)
Restructuring charges	(6,434)	—
Income before taxes	$16,951	$13,965
* Primarily Corporate Overhead

	For the Three Months Ended December 31,
DEPRECIATION and AMORTIZATION	2019	2018
Segment:
Consumer and Professional Products	$8,231	$7,806
Home and Building Products	4,800	4,509
Defense Electronics	2,644	2,636
Total segment depreciation and amortization	15,675	14,951
Corporate	150	134
Total consolidated depreciation and amortization	$15,825	$15,085

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(in thousands, except per share data)

	Three Months Ended December 31,
	2019	2018
Revenue	$548,438	$510,522
Cost of goods and services	398,517	367,476
Gross profit	149,921	143,046

Selling, general and administrative expenses	117,798	113,754

Income from operations	32,123	29,292

Other income (expense)
Interest expense	(16,211)	(16,529)
Interest income	261	198
Other, net	778	1,004
Total other expense, net	(15,172)	(15,327)

Income before taxes	16,951	13,965
Provision from income taxes	6,339	5,212

Net income	$10,612	$8,753

Basic earnings per common share	$0.26	$0.21

Basic weighted-average shares outstanding	41,173	40,750

Diluted earnings per common share	$0.24	$0.21

Diluted weighted-average shares outstanding	43,895	41,888

Dividends paid per common share	$0.075	$0.0725

Net income	$10,612	$8,753
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	6,470	(5,736)
Pension and other post retirement plans	672	184
Change in cash flow hedges	(301)	102
Total other comprehensive income (loss), net of taxes	6,841	(5,450)
Comprehensive income (loss), net	$17,453	$3,303

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	December 31, 2019	September 30, 2019
CURRENT ASSETS
Cash and equivalents	$64,792	$72,377
Accounts receivable, net of allowances of $8,877 and $7,881	272,572	264,450
Contract costs and recognized income not yet billed, net of progress payments of $15,458 and $13,861	96,826	105,111
Inventories	467,069	442,121
Prepaid and other current assets	44,374	40,799
Assets of discontinued operations	321	321
Total Current Assets	945,954	925,179
PROPERTY, PLANT AND EQUIPMENT, net	332,148	337,326
OPERATING LEASE RIGHT-OF-USE ASSETS	154,379	—
GOODWILL	446,590	437,067
INTANGIBLE ASSETS, net	357,743	356,639
OTHER ASSETS	18,105	15,840
ASSETS OF DISCONTINUED OPERATIONS	2,883	2,888
Total Assets	$2,257,802	$2,074,939

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$9,451	$10,525
Accounts payable	220,038	250,576
Accrued liabilities	126,943	124,665
Current portion of operating lease liabilities	28,292	—
Liabilities of discontinued operations	3,787	4,333
Total Current Liabilities	388,511	390,099
LONG-TERM DEBT, net	1,137,134	1,093,749
LONG-TERM OPERATING LEASE LIABILITIES	130,949	—
OTHER LIABILITIES	103,299	109,997
LIABILITIES OF DISCONTINUED OPERATIONS	3,216	3,331
Total Liabilities	1,763,109	1,597,176
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	494,693	477,763
Total Liabilities and Shareholders’ Equity	$2,257,802	$2,074,939

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,612	$8,753
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,825	15,085
Stock-based compensation	3,150	2,933
Asset impairment charges - restructuring	4,160	—
Provision for losses on accounts receivable	35	158
Amortization of debt discounts and issuance costs	1,273	1,229
Deferred income taxes	198	(1,380)
Gain on sale of assets and investments	(186)	(91)
Change in assets and liabilities, net of assets and liabilities acquired:
Decrease in accounts receivable and contract costs and recognized income not yet billed	2,942	37,181
Increase in inventories	(19,480)	(33,958)
Increase in prepaid and other assets	(2,269)	(444)
Decrease in accounts payable, accrued liabilities, income taxes payable and net change to leases	(36,445)	(29,622)
Other changes, net	2,016	1,197
Net cash provided by (used in) operating activities	(18,169)	1,041
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(13,172)	(8,397)
Acquired businesses, net of cash acquired	(10,531)	(9,219)
Proceeds from sale of assets	184	51
Net cash used in investing activities	(23,519)	(17,565)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(3,392)	(3,143)
Purchase of shares for treasury	(1,758)	(1,348)
Proceeds from long-term debt	71,957	38,965
Payments of long-term debt	(32,045)	(4,322)
Change in short-term borrowings	—	38
Financing costs	(21)	(67)
Contingent consideration for acquired businesses	—	(1,686)
Other, net	(40)	137
Net cash provided by financing activities	34,701	28,574
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(606)	(458)
Net cash used in investing activities	—	—
Net cash used in financing activities	—	—

Net cash used in discontinued operations	(606)	(458)
Effect of exchange rate changes on cash and equivalents	8	402
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(7,585)	11,994
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	72,377	69,758
CASH AND EQUIVALENTS AT END OF PERIOD	$64,792	$81,752

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss on debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings per common share from continuing operations to Adjusted earnings per common share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended December 31,
	2019	2018
Net Income	$10,612	$8,753

Adjusting items:
Restructuring charges	6,434	—
Tax impact of above item	(2,286)	—
Discrete and certain other tax provisions, net	833	467

Adjusted net income	$15,593	$9,220

Diluted earnings per common share	$0.24	$0.21

Adjusting items, net of tax:
Restructuring charges	0.09	—
Discrete and certain other tax provisions, net	0.02	0.01

Adjusted earnings per common share	$0.36	$0.22

Weighted-average shares outstanding (in thousands)	43,895	41,888

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.